EXHIBIT 10.2

ZIONS BANCORPORATION
DEFERRED COMPENSATION PLAN FOR DIRECTORS
(as amended May 1, 1991)

1.           Purpose of Plan.

The purpose of the Deferred Compensation Plan for Directors (“Plan”) is to provide Directors of Zions Bancorporation (the “Company”) and Directors of subsidiary companies with an opportunity to defer compensation paid to them for their services as Directors until their retirement from the Board of Directors.

2.           Eligibility.

Subject to the conditions specified in this Plan or otherwise set by the Executive Committee of the Company’s Board of Directors, all Directors, including senior Directors, of the Company who receive compensation for their service as Directors are eligible to participate in the Plan. Eligible directors are referred to as “Directors” and participating directors are referred to as “Participants” in this Plan.

3.           Administration.

The Executive Committee of the Company’s Board of Directors shall administer the Plan and shall have full authority to make such rules and regulations deemed necessary or desirable to administer the Plan and to interpret its provisions.

4.           Election to Defer Compensation.

(a)  Time of Election. In order to participate in the Plan during 1986, a Director must make an election to defer specified amounts of his compensation at or prior to the effective date of this Plan and can only make an election as to compensation to be paid for future services. For subsequent years of the Plan, a Director can elect to defer future compensation or to change the nature of his election for future compensation by submitting a notice prior to the beginning of the calendar year. A newly elected Director may make a choice within five days of the date of his election to serve as a Director to defer payment of compensation for future service. An election shall continue in effect until the termination of the Participant’s service as a Director or until the end of the calendar year during which the Director serves written notice of the discontinuance of his election.

All notices of election, change of election, or discontinuance of election shall be made on forms prepared by the Corporate Secretary and shall be dated, signed, and filed with the Corporate Secretary. A notice of change of election or discontinuance of election shall operate prospectively from the beginning of the calendar year, but any compensation deferred shall continue to be held and shall be paid in accordance with the notice of election under which it was withheld.

(b)  Amount of Deferral. A Participant may elect to defer receipt of all or a specified portion of the compensation payable to him for serving as a Director and attending Board and committee meetings as a Director. For purposes of this Plan, compensation does not include any funds paid to a Director to reimburse him for expenses.

(c)  Period of Deferral. When making an election to defer all or a specified percentage of his compensation, a Participant shall elect to receive the deferred compensation in a lump-sum payment within 45 days following the end of his service as a Director or in a number of annual installments (not to exceed four), the first of which would be payable within 45 days following the end of his service as a Director with each subsequent payment payable one year thereafter. Under an installment payout, the

Participant’s first installment shall be equal to a fraction of the balance in his Deferred Compensation Account as of the last day of the calendar month preceding such payment, the numerator of which is one and the denominator of which is the total number of installments selected. The amount of each subsequent payment shall be a fraction of the balance in the Participant’s Account as of the last day of the calendar month preceding each subsequent payment, the numerator of which is one and the denominator of which is the total number of installments elected minus the number of installments previously paid. The term “balance,” as used herein, refers to the amount credited to a Participant’s Account or to the Fair Market Value [as defined in Section 5(a)] of the phantom shares of the Company’s Common Stock credited to his Account. The most recently filed election as to payment will be used to determine the method in which all deferred compensation balances will be paid out to the Participant or his beneficiary. In no event shall cash be delivered to a Participant in respect of any amount deferred hereunder as a Phantom Stock Option or any amount of dividends earlier than six months following the date of deferral of such amount, and any such amount required to be paid under any provision of this agreement shall be paid only after the lapse of any such six-month period, except to the extent that such amount is payable after the death, retirement, disability or complete termination of employment of the Director in all capacities with the Company or its subsidiaries.

(d)  Phantom Stock Option and Unsecured Note Option. When making an election to defer all or a specified percentage of his compensation, a participant shall choose between two methods of determining earnings on the deferred compensation. He may choose to have such earnings calculated as if the deferred compensation had been invested in the Company’s Common Stock at the Fair Market Value [as defined in Section 5(a)] of such stock as of the date such compensation amount would have otherwise been payable to him (“Phantom Stock Option”); or he may choose to have earnings calculated as if the deferred compensation had been invested in certificates of deposit at the time such compensation would otherwise be payable to him (“Unsecured Note Option”).

The Participant must choose between the two options for all of the compensation he elects to defer in any given year. He may change the option for future compensation by filing the appropriate notice with the Corporate Secretary before the first day of each calendar year, but such change shall not affect the method of determining earnings for any compensation deferred in a prior year.

5.          Deferred Compensation Account.

A Deferred Compensation Account (Account) shall be established for each Participant.

(a)  Phantom Stock Option Account. If a Participant elects the Phantom Stock Option, his Account will include the number of shares and partial shares of the Company’s Common Stock (to four decimals) that could have been purchased on the date such compensation would have otherwise been payable to him. The purchase price for such stock is the Fair Market Value of such stock, i.e., the closing price of such stock as reported in the Wall Street Journal for such date of the next preceding day on which sales took place if no sales occurred on the actual payable date.

The Participant’s Account shall also include the dividends that would have become payable during the deferral period if actual purchases of Common Stock had been made,

with such dividends treated as if invested in Common Stock as of the payable date for such dividends.

(b)  Unsecured Note Option Account. If a Participant elects the Unsecured Note Option, his Account will be credited with any compensation deferred by the Participant at the time such compensation would otherwise be payable and with interest calculated at the monthly average Federal Reserve Discount Rate. The interest credited to each Account shall be based on the amount held in the Account at the beginning of each particular month.

6.          Statement of Deferred Compensation Account.

(a)  Phantom Stock Option Account. A statement will be sent to each Participant electing the Phantom Stock Option by the 15th of February of each year listing the number of Phantom Shares of Common Stock credited to his Account and the Fair Market Value of such shares as of the end of the prior calendar year.

(b)  Unsecured Note Option Account. A statement will be sent to each Participant electing the Unsecured Note Option by the 15th of February of each year listing the balance (deferred compensation and interest) in his Account as of the end of the prior calendar year.

7.          Payment of Deferred Compensation.

(a)  Phantom Stock Option. Any Participant choosing the Phantom Stock Option shall receive payment by having the phantom shares of the Company’s Common Stock credited to his Account converted to cash using the Fair Market Value of such stock on the date of withdrawal. No right is given under the Plan to any Participant to receive shares of the Company’s Common Stock in settlement of the Participant’s Account.

(b)  Unsecured Note Option. The amount payable to the Participant choosing the

Unsecured Note Option shall include the interest on all sums credited to the Account, with such interest credited to the date of withdrawal.

(c)  The date of withdrawal for both the Phantom Stock Option Account and the Unsecured Note Option Account shall be the last day of the calendar month preceding payment or if payment is made because of death, the date of death.

(d)  The payment shall be made in the manner (lump sum or installment) chosen by the Participant. In the event of a Participant’s death, payment shall be made within 45 days of the Participant’s death to the beneficiary designated by the Participant or, in the absence of such designation, to the Participant’s estate.

8.          Amendment and Termination of Plan.

The Plan may be amended, modified or terminated by the Company’s Board of Directors. No amendment, modification, or termination shall adversely affect a Participant’s rights with respect to amounts accrued in his Account. In the event that the Plan is terminated, the Board has the right to make lump-sum payments of all Account balances on such date as it may determine.

9.          Nonassignability of Plan.

The right of a Participant to receive any unpaid portion of his Account shall not be assigned, transferred, pledged or encumbered or be subject in any manner to alienation or attachment.

10.        No Creation of Rights.

Nothing in this Plan shall confer upon any Participant the right to continue as a Director. The right of a Participant to receive any unpaid portion of his Account shall be an unsecured claim against the general assets and will be subordinated to the general obligations of the Company.

Nothing contained in this agreement nor any action taken pursuant to this agreement shall be construed as creating a trust between the Company and any Participant in this Plan or any beneficiary of any Participant.

11.        Effective Date.

The Plan shall become effective on April 23, 1986, and shall remain in effect until it is discontinued by action of the Company’s Board of Directors.

7